Exhibit 99

NEWS RELEASE

For immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2004 THIRD QUARTER RESULTS

    Record third quarter Resort revenue, up 10.4% over same period last year
    Effective Ticket Price (ETP) for the quarter up 11.9% compared to same period last year
    Record third quarter Resort Reported EBITDA, 15.7% higher than last year
    Net income for the quarter up 86.3% to $62.5 million
    Resort Reported EBITDA guidance range for fiscal 2004 increased by $5.0 million

VAIL, Colo. - June 14, 2004 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the third quarter of fiscal 2004 ended April 30, 2004.

The Company uses the term "Reported EBITDA" when reporting financial results, in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Reported EBITDA for the mountain, lodging and resort (the combination of mountain and lodging) segments as segment net revenue less segment operating expense plus segment equity investment income. The Company defines Reported EBITDA for the real estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income.

THIRD QUARTER PERFORMANCE

Mountain revenue for the third quarter of fiscal 2004 was $234.2 million, a $23.4 million, or 11.1%, increase from $210.8 million for the comparable period last year. Mountain expense increased $8.0 million, or 6.7%, to $126.7 million.

Lodging revenue for the quarter grew $3.5 million, or 7.5%, to $49.6 million. Lodging expense increased $4.2 million, or 12.3%, to $38.3 million.

Resort revenue, the combination of mountain and lodging revenues, rose $26.8 million, or 10.4%, to $283.8 million. Resort expense increased 8.0% to $164.9 million, up $12.2 million.

Real estate revenue for the quarter fell $7.7 million, as expected, due to the timing and mix of real estate projects, to $4.2 million. Real estate expense decreased $20.2 million to a credit of $8.6 million for the quarter, due primarily to the relief of a $15.1 million capital improvement fee liability on the Company's balance sheet. The elimination of the liability and corresponding reduction in real estate operating expense resulted from the third quarter payoff of the outstanding Smith Creek Metro District ("SCMD") bonds by the Bachelor Gulch Metro District ("BGMD"), allowing the Company to cancel its letters of credit supporting the SCMD bonds.

Total revenue increased $19.1 million, or 7.1%, to $287.9 million, and total operating expense decreased $8.7 million, or 4.7%, to $178.8 million.

Income from operations for the quarter improved $27.8 million, or 34.2%, to $109.2 million compared to $81.4 million for the same period last year.

Reported EBITDA for the mountain segment grew $16.1 million, or 17.5%, to $108.2 million compared to $92.1 million for the comparable period last year.

Reported EBITDA for the lodging segment improved from $11.7 million in the third quarter of last year to $11.9 million in the current year third quarter. The third quarter of fiscal 2004 includes $0.6 million of equity income attributed to the Ritz-Carlton, Bachelor Gulch, which represents a $0.9 million improvement over the same period last year. As the Company uses the equity method of accounting for the Ritz-Carlton, Bachelor Gulch, included in the fiscal 2004 third quarter Lodging Reported EBITDA is $0.6 million of depreciation and $0.6 million of interest expense.

Third quarter Resort Reported EBITDA grew $16.3 million to $120.1 million, a 15.7% improvement over the comparable period last year.

Real Estate Reported EBITDA for the quarter increased $12.1 million to $13.2 million in the current year third quarter from $1.2 million, due primarily to the reduction in expense associated with the payoff of the SCMD bonds.

The Company reported third quarter net income of $62.5 million, or $1.77 per diluted share, compared to net income of $33.5 million, or $0.95 per diluted share, for the same period last year.

NINE MONTH PERFORMANCE

Mountain revenue for the nine months ended April 30, 2004 was $469.6 million, an 8.5% increase from $432.9 million for the comparable period last year. Mountain expense increased $8.6 million, or 2.8%, to $315.4 million.

Lodging revenue for the nine months grew $8.3 million, or 6.8%, to $130.6 million. Lodging expense increased $5.8 million, or 5.2%, to $117.2 million.

Resort revenue rose $45.0 million, or 8.1%, to $600.2 million, and resort expense increased 3.4% to $432.6 million, up $14.4 million.

Real estate revenue for the nine-month period fell $36.9 million to $38.6 million, as expected due to the timing and mix of real estate projects, and real estate expense decreased $51.8 million to $9.6 million in part due to the $15.1 million operating expense reduction associated with the SCMD bond payoff.

Income from operations for the nine months improved $37.3 million, or 42.4%, to $125.4 million compared to $88.1 million for the same period last year.

Reported EBITDA for the mountain segment improved $27.9 million, or 21.9%, to $155.4 million compared to $127.5 million for the comparable period last year.

Reported EBITDA for the lodging segment improved from $7.3 million for the nine-month period last year to $11.1 million, up 51%, in the current year. The first nine months of fiscal 2004 includes $2.2 million of equity loss attributed to the Ritz-Carlton, Bachelor Gulch, which represents a $1.3 million improvement over the same period last year. As the Company uses the equity method of accounting for the Ritz-Carlton, Bachelor Gulch, included in the fiscal 2004 year-to-date Lodging Reported EBITDA is $1.7 million of depreciation and $1.8 million of interest expense.

Resort Reported EBITDA rose $31.7 million to $166.5 million, a 23.5% improvement over the nine-month period last year.

Real Estate Reported EBITDA for the nine months increased $13.1 million to $31.8 million from $18.7 million for the same period a year ago. The payoff of the SCMD bonds by the BGMD accounted for $15.1 million of the increase in Reported EBITDA. The current year's nine-month Real Estate Reported EBITDA includes a $2.1 million net gain from the transfer of property.

Net income for the nine months was $30.3 million, or $0.86 per diluted share, compared to net income of $25.1 million, or $0.71 per diluted share, for the same period last year. Excluding the previously announced second quarter charges for early extinguishment of debt and mold remediation, the Company's net income for the nine months would have been $52.1 million, or $1.48 per diluted share, using a normalized tax rate compared to $0.71 per diluted share in the prior year. The charges associated with the early extinguishment of debt resulted from the successful refinancing in January 2004 of the Company's 10-year senior subordinated notes and other debt, which will save the Company approximately $5.7 million in annual cash interest costs for at least the next five years.

Adam Aron, Chairman and Chief Executive Officer, commented, "This is proving to be a fabulous year for Vail Resorts, and we couldn't be more thrilled to announce our best ever third quarter. Our mountain segment had an exceptionally strong performance this year, growing revenue and Reported EBITDA across all lines of business. And the 10.2% growth in our average realized price for the ski season is reflective of increases at each and all of our five ski resorts. Beaver Creek and Heavenly both had record skier visits for the second year in a row. Four of our five mountain resorts (Vail, Beaver Creek, Breckenridge and Heavenly) also achieved record revenues. Overall, our ski areas performed exceptionally well during the 2003/2004 ski season. Careful management of expenses coupled with strong revenues caused profit margins to increase in our mountain segment from 29.4% to 33.0%."

"We are equally pleased with our Lodging segment results this year. Our lodging properties have benefited from the rebound in the national economy, the improving fortune of the U.S. travel industry, our careful management of expenses, improved occupancy in our RockResorts luxury hotels, positive consumer response to the renovated Vail Marriott, and improved financial results at the Ritz-Carlton, Bachelor Gulch in its second year of operations. This was evidenced by a 6.8% year-to-date increase in lodging revenues as well as our hefty 51% increase in Lodging Reported EBITDA. The increase was primarily driven by growth in the average daily rates at a majority of our owned hotels thanks to our sophisticated yield management efforts, coupled with a company-wide focus on containing costs while improving the guest experience," continued Aron.

Aron further added, "Resort Reported EBITDA is already $31.7 million favorable to last year through the third quarter, with three months remaining in fiscal 2004. The mid-range of our previously announced full-year guidance contemplated a $31.4 million year-over-year increase in Resort Reported EBITDA for the entire twelve months. Therefore, we believe we can prudently increase our guidance ranges at this time. While the fourth quarter is typically a slower season for our company, we do expect stronger year-over-year fourth quarter performance in our lodging segment. We also expect that through tight expense management we will continue to see improvement in normal operating expense growth across the Company. As such, we currently expect Mountain Reported EBITDA for fiscal 2004 to range from $124 million to $134 million and Lodging Reported EBITDA to range from $8 to $14 million, with total Resort Reported EBITDA between $135 and $145 million. We now expect Real Estate Reported EBITDA to be in the range of $28 to $34 million. The Company now expects to report a net loss for the year ranging from approximately $4 to $14 million. Excluding the impact of the previously announced charges associated with the early extinguishment of debt and Breckenridge Terrace mold remediation, and using a normalized tax rate, we expect net income to range between approximately $12 and $22 million for the fiscal year. This represents a dramatic recovery from the loss recorded by the Company in fiscal 2003, that we attributed primarily to the one-time impact of the outbreak of the Iraqi War."

Aron further added, "Looking to the balance of fiscal 2004, the entirety of fiscal 2005 and well into the future, there are a number of other key developments that bode well for Vail Resorts. First, the highly encouraging results achieved so far in fiscal 2004 were achieved despite abnormally low snowfall and unusually warm weather in our peak ski month of March. This caused actual March results to be well below management's expectations. Accordingly, assuming normal weather next year, one would certainly expect to see upside in our mountain revenues in fiscal 2005. Second, advance sales of season passes for the 2004/2005 ski season are currently running up 8.3% year-over-year. Based on this strength, we are announcing today that the price of our most popular season pass product, the Colorado Pass (of which we have sold approximately 100,000 passes per year), will rise to $349 effective August 15, 2004. Third, we are improving the product offering at several of our resorts. This summer we are installing new high-speed lifts at Beaver Creek and Heavenly and commencing the renovation of the Lodge at Rancho Mirage. Similarly, we are initiating a major grooming initiative, increasing grooming at both Vail and Beaver Creek by a whopping 33%. We believe these improvements in our product will generate both increased visitation and allow us to charge higher prices over time. And fourth, as announced in our May 27th press release, construction associated with our lucrative redevelopment of Vail, known as Vail's Front Door, has begun. We have similarly broken ground on a new golf community surrounding our Jackson Hole Golf and Tennis Club in Wyoming. We are also in detailed negotiations with a number of third parties to sell them other parcels of our real estate holdings throughout all of our resort locations. Given such discussions and with some of these projects now underway or near launch, we are optimistic that the profitability and cash flows of our real estate segment will rise significantly in the next several years, commencing in fiscal 2006. We believe that many investors value our real estate holdings near to its book value. Actually, we believe such estimates may be low by $100 million or more. As compelling as this potential real estate profitability is, the development of such projects has the added benefit of enhancing our various resorts and increasing their consumer appeal as well."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; failure to achieve anticipated cost savings and anticipated operational efficiency, or conversely adverse consequences from cost reductions; competitive factors in the ski and resort industries; failure to successfully integrate and operate future acquisitions; adverse consequences resulting from the existing SEC formal investigation; failure to commence or complete the planned development projects and/or inability to obtain financing on favorable terms; adverse changes in the real estate market; terrorist acts upon the United States; the threat of or actual war; economic downturns; the impacts of SARS or similar unforeseen global events on the travel industry and the Company; expenses or adverse consequences arising from current or potential litigation against the Company; implications arising from any new FASB/governmental legislation, rulings or interpretations; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

###

Vail Resorts, Inc.
Consolidated Financial Statements
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2004	2003	2004	2003
		(as restated)		(as restated)
Net revenue:
Mountain	$ 234,167	$ 210,841	$ 469,614	$ 432,855
Lodging	49,594	46,143	130,618	122,356
Real estate	4,165	11,888	38,553	75,434
Total net revenue	287,926	268,872	638,785	630,645
Operating expense:
Mountain	126,654	118,687	315,430	306,848
Lodging	38,267	34,070	117,151	111,345
Real Estate	(8,578)	11,592	9,610	61,431
Gain on transfer of property	--	--	(2,147)	--
Depreciation & amortization	22,406	22,878	65,340	62,642
Asset impairment charge	--	--	933	--
Mold remediation charge	--	--	5,500	--
Loss on disposal of fixed assets, net	11	270	1,567	289
Total operating expense	178,760	187,497	513,384	542,555
Income from operations	109,166	81,375	125,401	88,090
Other income (expense)
Mountain equity investment income (loss), net	654	(74)	1,222	1,467
Lodging equity investment income (loss), net	570	(390)	(2,384)	(3,671)
Real estate equity investment income, net	486	881	692	4,721
Investment income	445	474	1,338	1,084
Interest expense	(10,664)	(12,767)	(36,930)	(37,481)
Loss on extinguishment of debt	--	--	(36,195)	--
Gain (loss) on put option, net	(433)	--	(1,739)	1,371
Other income (expense), net	1	--	(9)	20
Minority interest in income of consolidated subsidiaries	(4,178)	(2,577)	(6,181)	(2,896)
Income before provision for income taxes	96,047	66,922	45,215	52,705
Provision for income taxes	(33,562)	(33,386)	(14,871)	(27,559)
Net income	$ 62,485	$ 33,536	$ 30,344	$ 25,146

Basic weighted average shares	35,294	35,188	35,287	35,180
Diluted weighted average shares	35,371	35,193	35,345	35,206

Per share amounts:
Basic net income per share	$ 1.77	$ 0.95	$ 0.86	$ 0.71
Diluted net income per share	$ 1.77	$ 0.95	$ 0.86	$ 0.71
Other Data:
Mountain Reported EBITDA	$ 108,167	$ 92,080	$ 155,406	$ 127,474
Lodging Reported EBITDA	11,897	11,683	11,083	7,340
Resort Reported EBITDA	120,064	103,763	166,489	134,814
Real Estate Reported EBITDA	$ 13,229	$ 1,177	$ 31,782	$ 18,724

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and nine months ended April 30, 2003 and the year ended July 31, 2003 to conform to the current period presentation.

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended			Nine Months Ended
	April 30,			April 30,

	2004	2003	% Change	2004	2003	% Change
		(as restated)			(as restated)
Business Line
Lift tickets	$ 115,515	$ 105,174	9.8%	$ 212,688	$ 196,089	8.5%
Ski school	33,126	31,401	5.5%	58,171	55,367	5.1%
Dining	25,093	22,889	9.6%	47,418	44,955	5.5%
Retail/rental	39,917	36,817	8.4%	101,991	94,443	8.0%
Other	20,516	14,560	40.9%	49,346	42,001	17.5%
Total Mountain Operating Revenue	234,167	210,841	11.1%	469,614	432,855	8.5%

Total Lodging Operating Revenue	49,594	46,143	7.5%	130,618	122,356	6.8%

Total Resort Revenue	$ 283,761	$ 256,984	10.4%	$ 600,232	$ 555,211	8.1%

	Three Months Ended			Nine Months Ended
	April 30,			April 30,

	2004	2003	% Change	2004	2003	% Change
Skier Visits
Vail	857	873	(1.8)%	1,556	1,612	(3.5)%
Breckenridge	746	766	(2.6)%	1,402	1,425	(1.6)%
Heavenly	498	509	(2.2)%	965	934	3.3%
Keystone	492	519	(5.2)%	944	1,039	(9.1)%
Beaver Creek	420	404	4.0%	769	718	7.1%
Total Skier Visits	3,013	3,071	(1.9)%	5,636	5,728	(1.6)%

ETP	$38.34	$34.25	12.0%	$37.74	34.24	10.2%

	As of April 30,
	2004	2003
		(as restated)
Key Balance Sheet Data:
Real estate held for sale and investment	$ 119,570	$ 136,821
Total stockholders' equity	527,063	530,317

Total debt	634,683	520,288
Less: cash and cash equivalents	94,869	20,374
Net debt	$ 539,814	499,914

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and nine months ended April 30, 2003 and the year ended July 31, 2003 to conform to the current period presentation.

Reconciliation of Non-GAAP Financial Measures

Resort, mountain, lodging and real estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three and nine months ended April 30, for the fiscal years 2004 and 2003.

	Three Months Ended		Nine Months Ended
	April 30,		April 30,

	2004	2003	2004	2003
		(as restated)		(as restated)

Reconciliation to consolidated income before provision for income taxes:

Mountain Reported EBITDA	$ 108,167	$ 92,080	$ 155,406	$ 127,474
Lodging Reported EBITDA	11,897	11,683	11,083	7,340
Resort Reported EBITDA	120,064	103,763	166,489	134,814
Real Estate EBITDA	13,229	1,177	31,782	18,724
Total Reported EBITDA	133,293	104,940	198,271	153,538

Depreciation and amortization	(22,406)	(22,878)	(65,340)	(62,642)
Asset impairment charge	--	--	(933)	--
Mold remediation charge	--	--	(5,500)	--
Loss on disposal of fixed assets, net	(11)	(270)	(1,567)	(289)
Other income (expense):
Investment income	445	474	1,338	1,084
Interest expense	(10,664)	(12,767)	(36,930)	(37,481)
Loss on extinguishment of debt	--	--	(36,195)	--
Gain (loss) on put option, net	(433)	--	(1,739)	1,371
Other income (expense), net	1	--	(9)	20
Minority interest in income of consolidated subsidiaries, net	(4,178)	(2,577)	(6,181)	(2,896)
Income before provision for income taxes	$ 96,047	$ 66,922	$ 45,215	$ 52,705

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of net income excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% to net loss of the Company calculated in accordance with GAAP for the nine months ended April 30, 2004. Also presented is a reconciliation of net income per diluted share excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% to net income per diluted share of the Company calculated in accordance with GAAP for the nine months ended April 30, 2004. The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company's results from continuing operations.

Nine
Months
Ended
April 30, 2004

Net income	$ 30,344
Add back provision for income taxes	14,871
Income before provision for income taxes	45,215
Mold remediation charge, before provision for income tax	5,500
Loss on extinguishment of debt, before provision for income tax	36,195
Less income tax provision provided for at 40%	(34,764)
Adjusted Net Income	$ 52,146

Diluted net income per common share	$ 0.86
Add back provision for income taxes per diluted common share	0.42
Income before provision for income taxes per diluted common share	1.28
Mold remediation charge per diluted common share, before provision for income tax	0.16
Loss on extinguishment of debt per diluted common share, before provision for income tax	1.02
Less income tax provision provided for at 40% per diluted common share	(0.98)
Adjusted diluted net income per share	$ 1.48

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA for the Company's fiscal year ending July 31, 2004 is presented below.

	For the Year Ending
	July 31, 2004

	Low End Range	High End Range

Reconciliation to consolidated loss before provision for income taxes:

Mountain Reported EBITDA	$ 124,000	$ 134,000
Lodging Reported EBITDA	8,000	14,000
*Resort Reported EBITDA	135,000	145,000
Real Estate EBITDA	28,000	34,000
Total Reported EBITDA	163,000	179,000

Depreciation and amortization	(88,100)	(88,100)
Asset impairment charge	(933)	(933)
Mold remediation charge	(5,500)	(5,500)
Loss on disposal of fixed assets, net	(1,800)	(1,800)
Other income (expense):
Investment income	1,650	1,800
Interest expense	(48,000)	(47,000)
Loss on extinguishment of debt	(37,081)	(37,081)
Gain (loss) on put option, net	(1,739)	(1,739)
Other income (expense), net	(100)	--
Minority interest in income of consolidated subsidiaries, net	(3,000)	(4,000)
Loss before benefit for income taxes	(21,603)	(5,353)
Benefit for income taxes	7,129	1,767
Net loss	$ (14,474)	$ (3,586)

* Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the mountain and lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the lodging and mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the lodging and mountain components. Similarly, the high end of the ranges for the lodging and mountain segments do not sum to the high end of the resort range.

Presented below is a reconciliation of the forecasted net income calculated in accordance with GAAP to forecasted net income excluding the mold remediation charge and loss on extinguishment of debt and including an adjustment to adjust the effective tax rate to a normalized rate of 40% for the Company for the year ending July 31, 2004.

	Low End	High End
	Range	Range

Forecasted net loss	$ (14,474)	$ (3,586)
Add back forecasted benefit for income taxes	(7,129)	(1,767)
Forecasted loss before benefit of income taxes	(21,603)	(5,353)
Forecasted mold remediation charge	5,500	5,500
Forecasted loss on extinguishment of debt	37,081	37,081
Less forecasted income tax provision provided for at 40%	(8,391)	(14,890)
Adjusted Forecasted Net Income	$ 12,587	$ 22,338